Aptiv PLC
Conflict Minerals Report
For the Year Ended December 31, 2024

Introduction and Background

This Conflict Minerals Report (“CMR”) for the year ended December 31, 2024 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) registrants whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of the Congo (“DRC”) region and nine adjoining countries (together, the “Covered Countries”). If a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures.

This CMR relates to the process undertaken for Aptiv products that were manufactured, or contracted to be manufactured, during calendar year 2024 and that contain Conflict Minerals. This CMR was not subjected to an independent private sector audit, as none was required pursuant to the guidance provided by the SEC in its “Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule” dated April 29, 2014.

This report has been prepared by management of Aptiv PLC (herein referred to as “Aptiv,” the “Company,” “we,” “us” or “our”). The information includes the activities of all consolidated subsidiaries in which Aptiv holds a controlling financial or management interest and which meet the guidelines for inclusion based on the acquisition date. It does not include the activities of non-controlled affiliates that are not required to be consolidated.

Executive Summary of the 2024 Conflict Minerals Program

In order to determine the sources of 3TG in its supply chain, Aptiv performed a Reasonable Country of Origin Inquiry (“RCOI”) by surveying the relevant portion of our supply base for 3TG use. As a result of these survey procedures, 342 smelters and refineries (herein collectively referred to as “smelters”) were identified. Of these 342 smelters, 49 were identified as sourcing, or we had reason to believe may be sourcing, from the Covered Countries. We then exercised due diligence procedures over these 49 smelters, and as a result identified that 34 of these 49 smelters have been audited and are recognized as conformant with the Responsible Minerals Assurance Process (“RMAP”). The remaining 15 smelters were subject to Aptiv's risk mitigation process according to the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas. As part of our due diligence procedures, we communicated concerns to the applicable suppliers in our supply chain that source from these smelters and encouraged our suppliers to take appropriate action to remove these smelters from their supply chain and to encourage the smelters to become RMAP Conformant.

I. Company Overview

Aptiv is a global technology company focused on making the world safer, greener and more connected. We deliver end-to-end mobility solutions, enabling our customers’ transition to a more electrified, software-defined future. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive and commercial vehicle markets. Aptiv is one of the largest vehicle technology suppliers, and its customers include the 25 largest automotive original equipment manufacturers in the world. As of December 31, 2024, we operated 140 major manufacturing facilities and 11 major technical centers, with a presence in 49 countries.

Products

As of December 31, 2024, we operated our core business along two operating segments, grouped on the basis of similar product, market and operating factors:

Signal and Power Solutions. This segment provides complete design, manufacture and assembly of the vehicle’s electrical architecture, including engineered component products, connectors, wiring assemblies and harnesses, cable management, electrical centers and high voltage and safety-critical distribution systems. Core product lines include:

•Engineered Components Group consists of high quality connectors engineered primarily for use in automotive and related markets, which also have applications in the industrial, telematics, aerospace, defense and medical sectors, as well as Electrical Centers, which provide centralized electrical power and signal distribution and all of the associated circuit protection and switching devices, needed to support the optimization of the overall vehicle electrical system.
•Electrical Distribution Systems, including 48-volt hybrid and high voltage systems, are integrated into one optimized vehicle electrical system that can utilize smaller cable and gauge sizes and ultra-thin wall insulation.

Advanced Safety and User Experience. This segment provides critical technologies and services to enhance vehicle safety, security, comfort and convenience, including sensing and perception systems, electronic control units, multi-domain controllers, vehicle connectivity systems, cloud-native software platforms, application software, autonomous driving technologies and end-to-end DevOps tools. Core product lines include:
•Advanced Safety primarily consists of solutions that enable advanced safety features and vehicle automation, as well as radar, vision and other sensing technologies.
•User Experience primarily enables in-cabin solutions around infotainment, driver interface and interior sensing solutions.
•Smart Vehicle Compute and Software primarily consists of zone control and centralized computing platforms, as well as edge-to-cloud tools.

Following completion of our due diligence measures, as described below, it was determined that, like many of our peers in the automotive industry, Aptiv’s products contain 3TG materials. Aptiv considers these 3TG materials necessary to the functionality or production of a significant portion of our manufactured products in both of our operating segments. Aptiv has designed and implemented a Conflict Minerals process, including performance of due diligence measures, to be consistent, in all material respects, with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, including the related supplements on tantalum, tin, tungsten and gold (the “OECD Guidance”).

II. Reasonable Country of Origin Inquiry

We procure our raw materials and components from a variety of suppliers around the world. We rely on our direct suppliers to provide information on the source of the 3TG materials contained in components and materials supplied to us - including sources of 3TG that are supplied to them from upstream suppliers.

In order to understand the sources of 3TG in our supply chain, we performed an RCOI. Aptiv’s RCOI process involved two stages: Supplier RCOI, which was designed and performed in accordance with Step 2A of the OECD Guidance, and Smelter RCOI, which was designed and performed in accordance with Steps 2B, C and D of the OECD Guidance. While we utilize a third party provider to assist us in the survey process and to perform the smelter RCOI, we manage the overall process and engage with suppliers as part of the due diligence process, as further described below.

Supplier RCOI

Aptiv designed its Supplier RCOI process to identify, to the best of its efforts, the smelters of 3TG within Aptiv’s supply chain in accordance with Step 2A of the OECD Guidance. Aptiv conducted a good faith, risk-based applicability assessment of its supply base to identify those suppliers that were reasonably believed to supply products or components to us that may contain 3TG. Aptiv identified the suppliers based on information in its material data system, including the International Material Data System, assessments by Aptiv purchasing and materials personnel and prior year supplier Conflict Minerals Reporting Template (“CMRT”) submissions. Aptiv's supplier RCOI process included surveying the identified relevant suppliers (which represented approximately 1,283 suppliers and/or original manufacturers that supply parts and materials for products manufactured by Aptiv that we believe may contain 3TG). Aptiv’s 2024 RCOI process was designed to include substantially all of the parts and materials necessary to the functionality or production of products manufactured by Aptiv in 2024. Aptiv did not include suppliers of indirect material, such as packaging or office supplies, or providers of services, in its supplier survey.

These relevant suppliers and original manufacturers were contacted, provided with Aptiv’s Conflict Minerals Policy and requested to disclose to us the sources of 3TG materials used in the products sold to us, including smelter information, via the CMRT developed by the Responsible Minerals Initiative (“RMI”). At the same time, we defined and provided instructions regarding the expected due diligence of high risk smelters that may be reported. We reviewed all supplier responses for completeness and accuracy. For suppliers that did not provide adequate responses, where additional follow-up was needed based on the Company’s internal risk assessment methodology, or if responses were not provided in a timely manner, we actively solicited clarifications and responses.

Our 2024 RCOI and supplier response results represented approximately 97% of the Company’s total Annual Purchase Value (“APV”) from the relevant suppliers. After review of these responses, Aptiv consolidated the supplier responses into a single list of unique smelter names which met the definition of a smelter under one of three industry recognized audit protocols. We then reviewed this listing of smelters and compared it to the RMI list of known smelters in order to determine if we had identified reasonably all of the smelters in our supply chain. As a result of the supplier RCOI process, 342 smelters of 3TG were identified by our suppliers.

The large majority of the CMRT responses received from our suppliers provided data to us at a total company level, and our suppliers were unable to specify the smelters or refiners used for the specific components supplied to us during the reporting period. We are therefore unable to determine whether the 3TGs reported by our suppliers were contained in components or parts supplied to us during the reporting period. We are also unable to verify that all of the 3TG smelters that our suppliers identified were part of our supply chain. Based on the information provided by our suppliers, we made a reasonable good faith effort to collect and evaluate the information concerning 3TG smelters in our supply chain.

Smelter RCOI

Aptiv assessed the country of origin information for the 342 smelters identified by our suppliers, and determined that 49 of these smelters either source, or Aptiv had reason to believe they may source, 3TG from the Covered Countries. Due to the overlap between smelter RCOI and smelter due diligence, our smelter RCOI process is summarized below in the Due Diligence section of this report.

III. Due Diligence Process

Establishment of Strong Company Management Systems (OECD Step 1)

In accordance with Step 1 of the OECD Guidance, Aptiv has established a management system for Conflict Minerals, which includes:
•Company Policies (1A) - Aptiv has adopted a Conflict Minerals Policy which is publicly available at aptiv.com/legal-compliance/policies. Aptiv communicated its policy directly to its suppliers as part of the RCOI process, as further described below.
•Internal Management Team (1B) - We maintain a cross-functional Conflict Minerals Team, supported by external advisors, to support Aptiv's supply chain due diligence and the implementation and monitoring of an effective Conflict Minerals program, including compliance activities associated with the Rule. The Conflict Minerals Team periodically reports the status of Aptiv's Conflict Minerals program to a Conflict Minerals Steering Committee comprised of designated senior management members, including the Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary and the Senior Vice President, Supply Chain and Global Real Estate.
•System of Supply Chain Controls and Transparency (1C) - We established a system of controls over the Company's mineral supply chain, including the implementation of a process to collect information to perform the RCOI and due diligence procedures described below, as well as a risk assessment methodology designed to define, identify, mitigate and manage risks. Should a risk arise, it would be reported to the Conflict Minerals Steering Committee.
Aptiv supports an industry-wide approach to addressing social responsibility matters regarding Conflict Minerals. During the 2024 reporting period, Aptiv was an active member in the Responsible Minerals Working Group of the Automotive Industry Action Group (“AIAG”) as well as the Smelter Engagement Team, which regularly contacts non-conformant smelters to encourage participation in the RMAP. We also participate in several subcommittees as an active member of the RMI, which is an initiative of the Responsible Business Alliance. The RMI designed and manages the RMAP to identify the smelters that process 3TG and independently audit those smelters to validate company level management processes for responsible mineral procurement. The data on which we relied for certain statements in this report was obtained through our membership in the RMI, using the RCOI report for members. In addition, we participate in several RMI subgroups to support industry initiatives and keep informed of current and developing issues.

•Supplier Engagement (1D) - Due to our size and the nature of our products, and the corresponding size and depth of our supply chain, it is difficult to identify actors upstream from our direct suppliers. We rely on our suppliers to provide us with information concerning the source and chain of custody of 3TG contained in the products and components they supply. Many of our suppliers are also subject to the Rule, and they rely on information provided by their upstream suppliers. Our standard global contract terms and conditions require suppliers to provide information with respect to the origin of their products supplied to Aptiv. We also communicated with suppliers regarding our Conflict Minerals program, as detailed in this Conflict Minerals Report, which included direct engagement with our suppliers to collect required supplier and smelter RCOI and due diligence data, as further described below. This engagement included providing training to our suppliers on our Conflict Minerals program, if such assistance was requested by a supplier. We continue to maintain and communicate to our suppliers a dedicated email address (conflict.minerals@aptiv.com) to facilitate supplier communication with us regarding Conflict Minerals.
As a downstream entity, we drive responsible sourcing through our supply chain by exercising due diligence over our suppliers’ sourcing of raw materials in their upstream supply chains. We mitigate risks associated with the sourcing of 3TGs by working with our suppliers to identify 3TG smelters and refiners and encouraging those facilities to become RMAP Conformant. We also support broader industry efforts to promote responsible mining and sourcing, as further described above.
•Grievance Mechanism (1E) - We have grievance mechanisms through which our employees and suppliers can report suspected or potential violations of our policies, laws or general ethics or compliance concerns. We maintain an email address (conflict.minerals@aptiv.com) for suppliers to ask questions, voice concerns and report violations with respect to our Conflict Minerals program. Aptiv also maintains a reporting system that allows employees and others to ask questions, voice concerns and report violations with respect to Aptiv policies confidentially and anonymously.

Identification and Assessment of Risks in the Supply Chain (OECD Step 2)

As described in the Reasonable Country of Origin section above, we, with the support of external advisors, surveyed our supply base to identify the smelters in their supply chain, as well as the country of origin, source and chain of custody of 3TGs in order to identify each of the smelters that placed Conflict Minerals into our supply chain, which we believed would facilitate our ability to identify the source and chain of custody of the Conflict Minerals contained in our products. Through our membership in the RMI, we reviewed RMAP information to assist us in determining whether a smelter was sourcing Conflict Minerals in a socially responsible manner, as further described below.

Design and Implement a Strategy to Respond to Risks (OECD Step 3)

In response to the risk assessment described in the foregoing section, Aptiv has an approved risk management process through which the Conflict Minerals program is implemented, managed and monitored. Aptiv performs risk mitigation on any high risk smelter (smelters that are identified as sourcing, or believed to be sourcing, from the Covered Countries) that is not recognized as RMAP Conformant. Aptiv’s risk mitigation process was designed in accordance with Step 3B of the OECD Guidance and is reported to the designated members of senior management that comprise the Conflict Minerals Steering Committee in accordance with Step 3A of the OECD Guidance. If there is reason to believe the smelters subject to Aptiv’s risk mitigation process were directly or indirectly financing or benefiting armed groups in the Covered Countries, Aptiv would initiate action with our suppliers for the removal of this smelter from our supply base, which is consistent with Step 3B of the OECD Guidance and helps prevent unnecessary boycotts of the Covered Countries.

Third Party Audit of Supply Chain Due Diligence (OECD Step 4)

Aptiv is an active RMI member serving on several subcommittees and supports smelter audits through the RMAP.

Annual Reporting on Supply Chain Due Diligence (OECD Step 5)

Aptiv's Form SD and CMR are filed annually with the SEC, and a copy of the CMR is publicly available on the Company’s website in the Financial Information section of the Investors page at ir.aptiv.com.

IV. Due Diligence Performance and Results

In accordance with the Rule’s requirements for 3TGs that are, or Aptiv had reason to believe may be, sourced from the Covered Countries, Aptiv was required to exercise due diligence on the source and chain of custody of these identified 3TG's in accordance with a nationally or internationally recognized due diligence framework.

Aptiv designed its smelter RCOI and due diligence processes in accordance with the applicable sections of Steps 2, 3 and 4 of the OECD Guidance. Based on its assessment of the survey responses received from suppliers as part of its RCOI process, Aptiv performed smelter RCOI and due diligence measures as described below in a manner consistent with the OECD Guidance on the smelters that were identified by our suppliers as potential sources of 3TG in our products.

For each 3TG smelter that was identified by our suppliers as being in Aptiv's supply chain, Aptiv attempted to directly engage the smelter to determine whether or not the smelter sourced from the Covered Countries. For smelters that did not respond to direct engagement, Aptiv reviewed publicly available information to determine if there was any reason to believe that the smelter may have sourced 3TG from the Covered Countries during the reporting period. This information included the most recent report by the United Nations (“U.N.”) Group of Experts on the Democratic Republic of the Congo, publications by non-governmental organizations such as the SWISSAID, Global Witness, the Business and Human Rights Resource Centre, Southern Africa Resource Watch and Radio Okapi (the U.N. funded news organization in the conflict region of the DRC) and a search of other publicly available information. For smelters that declared directly (e.g. through correspondence, publicly available Conflict Minerals policy, or information available on their website), or through their relevant industry association, that they did not source from the Covered Countries, and were not recognized as RMAP Conformant, Aptiv reviewed the publicly available information sources listed above to determine if there was any contrary evidence to the smelter’s declaration.

Due Diligence Results

As a result of these procedures, 49 of the 342 smelters identified by our suppliers either source, or Aptiv had reason to believe they may source, 3TG from the Covered Countries. The countries of origin of 3TG from these 49 smelters may include the DRC, Rwanda, Burundi, Tanzania and Uganda. As described above, this assessment was based on information received directly from the smelters, information received through the RMAP and/or the other public information sources listed above.

In accordance with the Rule’s requirements for 3TGs that are, or Aptiv had reason to believe may be, sourced from the Covered Countries, Aptiv was required to exercise due diligence on these minerals’ source and chain of custody. Of these 49 smelters, 34 smelters were conformant with the RMAP and were accordingly listed on the RMI’s website as RMAP Conformant, meaning that the smelters have been determined to be conformant with the RMAP’s, or an equivalent, independent third party audit program.

The following table categorizes the smelters identified by our suppliers as being in our supply chain by 3TG mineral, those identified as sourcing from the Covered Countries and RMAP status:

	Covered Country Sourced				Non-Covered Country Sourced				Total Smelters
	RMAP Conformant	RMAP Active	Not RMAP Conformant	Total	RMAP Conformant	RMAP Active	Not RMAP Conformant	Total
Tin	8	—	—	8	42	1	18	61	69
Tantalum	16	—	—	16	18	—	3	21	37
Tungsten	5	—	1	6	30	1	18	49	55
Gold	5	—	14	19	85	2	75	162	181
Total	34	—	15	49	175	4	114	293	342

All compliance status information in the above table is as of February 7, 2025, and is based solely on information made available by the RMI and listed on the RMI website, without independent verification by us. “Conformant” means that the smelter was listed as conformant with the RMAP assessment protocols. “Active” means that the smelter has committed to undergo an RMAP audit or is participating in one of the cross-recognized certification programs. Smelters not listed as Conformant or Active are classified as “Not Conformant.” Sourcing status information is based on information received directly from the smelters, information received through the RMAP and/or the other public information sources listed above. Included in “Covered Country Sourced” are smelters which Aptiv had reason to believe may source from the Covered Countries, and included in “Non-Covered Country Sourced” are smelters which Aptiv had no reason to believe source from the Covered Countries.

The mines used by these smelters are not publicly available and were not disclosed by these smelters. Through experience gained from participating in the RMI, we have concluded that requiring our suppliers to complete the CMRT and conducting the due diligence process described above represents the most reasonable best effort we can make at this time to identify the mines and countries of origin of 3TGs contained in our products with the greatest possible specificity.

Risk Mitigation

Aptiv conducted risk mitigation on the smelters that were identified as sourcing, or believed to be sourcing, from the Covered Countries and that were not recognized as RMAP Conformant. Aptiv’s risk mitigation was designed in accordance with Step 3B of the OECD Guidance and was reported to the designated members of senior management that comprise the Conflict Minerals Steering Committee in accordance with Step 3A of the OECD Guidance.

Aptiv conducted risk mitigation on 15 total smelters (14 gold and 1 tungsten) that Aptiv had reason to believe may source from the Covered Countries. Based on the information provided by our suppliers, the gold and tungsten provided by these smelters may have been included in products manufactured in 2024 by at least one of our business segments.

Aptiv’s risk mitigation process included performing additional due diligence to determine if there was any reason to believe the smelter directly or indirectly financed or benefited armed groups in the Covered Countries. This additional due diligence included further review of the publicly available information sources noted above in order to determine if there was any reason to believe the smelter directly or indirectly financed or benefited armed groups in the Covered Countries, verifying with internal stakeholders and relevant suppliers whether 3TGs from the smelter were actually in Aptiv’s supply chain in the 2024 reporting period and direct engagement with each high risk smelter to verify risk and to encourage the smelter to become RMAP Conformant. As part of our due diligence procedures, we communicated concerns to the applicable suppliers in our supply chain that source from these smelters and encouraged our suppliers to take appropriate action to remove these smelters from their supply chain and to encourage the smelters to become RMAP Conformant.

Continuous Improvement of Supply Chain Due Diligence

The activities undertaken by Aptiv as described in this report have helped to mitigate the risk that the 3TG materials necessary to our products benefited armed groups in the Covered Countries. Going forward, we intend to take the following steps to improve our due diligence process and further mitigate the risk that the 3TG materials necessary to our products benefit armed groups:

▪Continue to refine the supplier lists from all Aptiv entities to ensure relevant suppliers are included;
•Continue to strengthen our engagement with our suppliers regarding Conflict Minerals, and require relevant new suppliers to provide a CMRT;
•Continue to communicate Aptiv’s Conflict Minerals policy and provide training materials to suppliers;
•Continue to expect our suppliers to obtain current, accurate and complete information from their supply chain about their smelters and refiners of Conflict Minerals;
•Encourage all smelters identified as a possible part of our supply chain to be audited and certified to a protocol recognized by the RMAP, particularly those which are sourcing, or believed to be sourcing, from the Covered Countries either directly or indirectly through suppliers and/or relevant industry partnerships, including follow-up in 2025 on smelters that required risk mitigation in 2024;
•Continue to participate in the AIAG, RMI or other relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance; and
•Expand the expected responsible sourcing behavior to all Conflict Affected and High Risk Areas (CAHRAs).

Additional Risk Factors

The statements within this CMR are based on the RCOI process and due diligence performed in good faith by Aptiv, and are based on the information available at the time. A number of factors could introduce errors or otherwise affect the statements made within. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions in information provided by suppliers, errors or omissions in information provided by smelters, confusion by suppliers over requirements of the SEC final rule, gaps in supplier education and knowledge, errors or omissions in public information, translation of public data, oversights or errors in conflict-free smelter audits, Covered Country-sourced materials being declared secondary materials, illegally tagged Conflict Minerals from Covered Countries being introduced into the supply chain and smuggling of Conflict Minerals from Covered Countries to countries beyond the Covered Countries.

Appendix to the 2024 Conflict Minerals Report of Aptiv PLC
Processing Facilities Identified in Supplier CMRT Responses

The following table lists the name and 3TG of the processing facilities identified in supplier CMRT responses to Aptiv as part of its 2024 reasonable country of origin inquiry as described in the CMR. All information in the following table is based on information made available by the RMI and listed on the RMI website as of February 7, 2025.

3TG Metal	Standard Smelter Name	Smelter ID
Gold	8853 S.p.A.	CID002763
Gold	ABC Refinery Pty Ltd.	CID002920
Gold	Abington Reldan Metals, LLC	CID002708
Gold	Advanced Chemical Company	CID000015
Gold	African Gold Refinery*	CID003185
Gold	Agosi AG	CID000035
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold Refinery DMCC	CID002560
Gold	Albino Mountinho Lda.	CID002760
Gold	Alexy Metals	CID003500
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058
Gold	Argor-Heraeus S.A.	CID000077
Gold	Asahi Pretec Corp.	CID000082
Gold	Asahi Refining Canada Ltd.	CID000924
Gold	Asahi Refining USA Inc.	CID000920
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103
Gold	Attero Recycling Pvt Ltd	CID004697
Gold	AU Traders and Refiners	CID002850
Gold	Augmont Enterprises Private Limited	CID003461
Gold	Aurubis AG	CID000113
Gold	Bangalore Refinery	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128
Gold	Boliden Ronnskar	CID000157
Gold	C. Hafner GmbH + Co. KG	CID000176
Gold	Caridad	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CID000185
Gold	Cendres + Métaux S.A.	CID000189
Gold	CGR Metalloys Pvt Ltd.	CID003382
Gold	Chimet S.p.A.	CID000233
Gold	Chugai Mining	CID000264
Gold	Coimpa Industrial LTDA	CID004010
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867
Gold	Dijllah Gold Refinery FZC	CID003348
Gold	Dongwu Gold Group	CID003663
Gold	Dowa	CID000401
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	CID003425

Gold	Elite Industech Co., Ltd.	CID004755
Gold	Emerald Jewel Industry India Limited (Unit 1)	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	CID003490
Gold	Emirates Gold DMCC	CID002561
Gold	Fidelity Printers and Refiners Ltd.	CID002515
Gold	Fujairah Gold FZC	CID002584
Gold	GG Refinery Ltd.	CID004506
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	CID002852
Gold	Gold by Gold Colombia	CID003641
Gold	Gold Coast Refinery	CID003186
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909
Gold	Guangdong Jinding Gold Limited	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671
Gold	Heimerle + Meule GmbH	CID000694
Gold	Henan Yuguang Gold & Lead Co., Ltd.	CID002519
Gold	Heraeus Germany GmbH Co. KG	CID000711
Gold	Heraeus Metals Hong Kong Ltd.	CID000707
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CID000773
Gold	HwaSeong CJ Co., Ltd.	CID000778
Gold	Impala Refineries – Platinum Metals Refinery (PMR)	CID004714
Gold	Industrial Refining Company	CID002587
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801
Gold	International Precious Metal Refiners	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807
Gold	Istanbul Gold Refinery	CID000814
Gold	Italpreziosi	CID002765
Gold	JALAN & Company	CID002893
Gold	Japan Mint	CID000823
Gold	Jiangxi Copper Co., Ltd.	CID000855
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927
Gold	JSC Novosibirsk Refinery	CID000493
Gold	JSC Uralelectromed*	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937
Gold	K.A. Rasmussen	CID003497
Gold	Kaloti Precious Metals	CID002563
Gold	Kazakhmys Smelting LLC	CID000956
Gold	Kazzinc	CID000957
Gold	Kennecott Utah Copper LLC	CID000969
Gold	KGHM Polska Miedź Spółka Akcyjna	CID002511
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Kundan Care Products Ltd.	CID003463
Gold	Kyrgyzaltyn JSC	CID001029

Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865
Gold	L'azurde Company For Jewelry	CID001032
Gold	L'Orfebre S.A.	CID002762
Gold	Lingbao Gold Co., Ltd.	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058
Gold	LS MnM Inc.	CID001078
Gold	LT Metal Ltd.	CID000689
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.*	CID001093
Gold	Marsam Metals	CID002606
Gold	Materion	CID001113
Gold	Matsuda Sangyo Co., Ltd.	CID001119
Gold	MD Overseas	CID003548
Gold	Metal Concentrators SA (Pty) Ltd.	CID003575
Gold	Metallix Refining Inc.	CID003557
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147
Gold	Metalor Technologies S.A.	CID001153
Gold	Metalor USA Refining Corporation	CID001157
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161
Gold	Mitsubishi Materials Corporation	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193
Gold	MKS PAMP SA	CID001352
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509
Gold	Modeltech Sdn Bhd	CID002857
Gold	Morris and Watson	CID002282
Gold	Moscow Special Alloys Processing Plant	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220
Gold	Navoi Mining and Metallurgical Combinat	CID001236
Gold	NH Recytech Company	CID003189
Gold	Nihon Material Co., Ltd.	CID001259
Gold	NOBLE METAL SERVICES	CID003690
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)*	CID001326
Gold	Pease & Curren	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362
Gold	Planta Recuperadora de Metales SpA	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	CID001397
Gold	PX Précinox S.A.	CID001498
Gold	QG Refining, LLC	CID003324
Gold	Rand Refinery (Pty) Ltd.	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522
Gold	REMONDIS PMR B.V.	CID002582
Gold	Royal Canadian Mint	CID001534
Gold	SAAMP	CID002761
Gold	Sabin Metal Corp.	CID001546

Gold	Safimet S.p.A	CID002973
Gold	SAFINA A.S.	CID002290
Gold	Sai Refinery	CID002853
Gold	Sam Precious Metals	CID003666
Gold	Samduck Precious Metals	CID001555
Gold	SAMWON Metals Corp.	CID001562
Gold	SEMPSA Joyería Platería S.A.	CID001585
Gold	Shandong Gold Smelting Co., Ltd.	CID001916
Gold	Shandong Humon Smelting Co., Ltd.	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622
Gold	Shenzhen CuiLu Gold Co., Ltd.	CID002750
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CID004435
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CID002527
Gold	Shirpur Gold Refinery Ltd.	CID002588
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736
Gold	Singway Technology Co., Ltd.	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	Sovereign Metals	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153
Gold	Sudan Gold Refinery	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798
Gold	SungEel HiMetal Co., Ltd.	CID002918
Gold	Super Dragon Technology Co., Ltd.	CID001810
Gold	T.C.A S.p.A	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875
Gold	Tokuriki Honten Co., Ltd.	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947
Gold	TOO Tau-Ken-Altyn	CID002615
Gold	Torecom	CID001955
Gold	Umicore Precious Metals Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	Valcambi S.A.	CID002003
Gold	WEEEREFINING	CID003615
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamakin Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Gold	Yunnan Copper Industry Co., Ltd.	CID000197
Gold	Zhongkuang Gold Industry Co., Ltd.	CID002214
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224
Tantalum	5D Production OU	CID003926
Tantalum	AMG Brasil	CID001076
Tantalum	D Block Metals, LLC	CID002504
Tantalum	F&X Electro-Materials Ltd.	CID000460
Tantalum	FIR Metals & Resource Ltd.	CID002505

Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	CID004813
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506
Tantalum	KEMET de Mexico	CID002539
Tantalum	Materion Newton Inc.	CID002548
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineração Taboca S.A.	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	PowerX Ltd.	CID004054
Tantalum	QuantumClean	CID001508
Tantalum	Resind Indústria e Comércio Ltda.	CID002707
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CID003583
Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemical Co., Ltd.	CID001869
Tantalum	TANIOBIS Co., Ltd.	CID002544
Tantalum	TANIOBIS GmbH	CID002545
Tantalum	TANIOBIS Japan Co., Ltd.	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	CID002550
Tantalum	Telex Metals	CID001891
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CID000616
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522
Tin	Alpha Assembly Solutions Inc	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703
Tin	Aurubis Beerse	CID002773
Tin	Aurubis Berango	CID002774
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	CID003486
Tin	CRM Synergies	CID003524
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CID003356
Tin	Dowa	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572
Tin	EM Vinto	CID000438
Tin	Estanho de Rondônia S.A.	CID000448
Tin	Fabrica Auricchio Industria e Comercio Ltda.	CID003582
Tin	Fenix Metals	CID000468

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CID003410
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555
Tin	Global Advanced Metals Greenbushes Pty Ltd.	CID004754
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	CID004796
Tin	Luna Smelter, Ltd.	CID003387
Tin	Ma'anshan Weitai Tin Co., Ltd.	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	CID004434
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Mineração Taboca S.A.	CID001173
Tin	Mining Minerals Resources SARL	CID004065
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573
Tin	Novosibirsk Tin Combine	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	Operaciones Metalúrgicas S.A.	CID001337
Tin	Pongpipat Company Limited	CID003208
Tin	Precious Minerals and Smelting Limited	CID003409
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Cipta Persada Mulia	CID002696
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Mitra Sukses Globalindo	CID003449
Tin	PT Premium Tin Indonesia	CID000313
Tin	PT Putera Sarana Shakti (PT PSS)	CID003868
Tin	PT Rajehan Ariq	CID002593
Tin	PT Timah Tbk Kundur	CID001477
Tin	PT Timah Tbk Mentok	CID001482
Tin	Resind Indústria e Comércio Ltda.	CID002706
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	CID004692
Tin	Rui Da Hung	CID001539
Tin	Super Ligas	CID002756
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	CID004403
Tin	Thaisarco	CID001898
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180
Tin	Tin Technology & Refining	CID003325

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574
Tin	VQB Mineral and Trading Group JSC	CID002015
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036
Tin	Woodcross Smelting Company Limited	CID004724
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397
Tungsten	A.L.M.T. Corp.	CID000004
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	CID003427
Tungsten	Artek LLC	CID003553
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502
Tungsten	China Molybdenum Tungsten Co., Ltd.	CID002641
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CID000281
Tungsten	Cronimet Brasil Ltda	CID003468
Tungsten	DONGKUK INDUSTRIES CO., LTD.	CID004060
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CID003609
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders LLC.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	HANNAE FOR T Co., Ltd.	CID003978
Tungsten	Hubei Green Tungsten Co., Ltd.	CID003417
Tungsten	Hunan Jintai New Material Co., Ltd.	CID000769
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CID002513
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	CID003408
Tungsten	Kenee Mining Corporation Vietnam	CID004619
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	Lianyou Metals Co., Ltd.	CID003407
Tungsten	Lianyou Resources Co., Ltd.	CID004397
Tungsten	LLC Vostok	CID003643
Tungsten	MALAMET SMELTING SDN. BHD.	CID004056
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Masan High-Tech Materials	CID002543
Tungsten	Moliren Ltd.	CID002845
Tungsten	Nam Viet Cromit Joint Stock Company	CID004034
Tungsten	Niagara Refining LLC	CID002589
Tungsten	NPP Tyazhmetprom LLC	CID003416

Tungsten	OOO “Technolom” 1	CID003614
Tungsten	OOO “Technolom” 2	CID003612
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	CID004797
Tungsten	Philippine Carreytech Metal Corp.	CID004438
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CID004430
Tungsten	TANIOBIS Smelting GmbH & Co. KG	CID002542
Tungsten	Tungsten Vietnam Joint Stock Company	CID003993
Tungsten	Unecha Refractory Metals Plant	CID002724
Tungsten	Wolfram Bergbau and Hütten AG	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CID003662
* Note that the following entities are designated on either a United States or United Kingdom restricted parties list: African Gold Refinery, Gold Refinery of Zijin Mining Group Co., Ltd., JSC Uralelectromed, Luoyang Zijin Yinhui Gold Refinery Co., Ltd. and OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet). Pursuant to its standard policy, Aptiv complies with all applicable sanctions laws. Aptiv has not identified any direct transactions or contractual relationships with any of these entities and is working to confirm if any of its suppliers utilized these entities in providing 3TG to Aptiv. Aptiv continues to work with its supply base to ensure compliance with all applicable sanctions laws.